                                   EXHIBIT 5

                    OPINION OF E.L. HERBERT AS TO VALIDITY
                           OF SECURITIES REGISTERED
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                           VALLICORP HOLDINGS, INC.
                             POST OFFICE BOX 5493
                        FRESNO, CALIFORNIA  937575-5493



                                 June 18, 1996



Mr. J. Mike McGowan
Chairman and Chief Executive Officer
VALLICORP HOLDINGS, INC.
8405 North Fresno Street
Fresno, CA 93720

          RE:  REGISTRATION STATEMENT

Dear Mr. McGowan:

          At your request, I have examined the Registration Statement on Form S-4 proposed to be filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 926,768 shares of Common Stock of ValliCorp Holdings, Inc., par value one cent ($.01) per share (the "Shares"). The Shares are to be offered and sold pursuant to an Agreement and Plan of Reorganization dated as of March 27, 1996 (the "Agreement") between ValliCorp Holdings, Inc., a Delaware corporation ("ValliCorp"), and Auburn Bancorp, a California corporation ("Auburn"). The Agreement provides, among other things, for the merger of Auburn with and into ValliCorp.

          In rendering the opinion hereafter expressed, I have examined and relied upon such documents and instruments as I have deemed appropriate.

          In conducting my examination, I have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to me. In addition, I have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by ValliCorp in the Registration Statement and the accuracy of representations and statements as to factual matters made by officers, directors and employees of ValliCorp and by public officials. In making my examination of documents, I have assumed, without investigation, that each party (other than ValliCorp) to such documents has (i) the power and capacity to enter into and perform all its obligations under such documents,
(ii) duly authorized all required actions with respect to such documents, and
(iii) duly executed and delivered such documents.
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Mr. J. Mike McGowan                                                       Page 2
June 18, 1996


          I have also examined the actions heretofore taken and am familiar with the actions proposed to be taken and the nature of the regulatory approvals and authorizations that are required to be obtained by ValliCorp in connection with the authorization and issuance or delivery of the Shares and the merger of Auburn with and into ValliCorp, and, for purposes of this opinion, I have assumed that all such actions will be taken and all such regulatory approvals and authorizations will be obtained.

          The opinion hereinafter expressed is subject, without investigation, to the following additional assumptions:

          A. All offers, sales and issuances of the Shares will be made and consummated in a manner complying with the terms of the Registration Statement, as finally amended.

          B. The Registration Statement, as finally amended, will become and remain effective, and the prospectus which is a part thereof, and the prospectus delivery procedures with respect thereto, will fulfill all of the requirements of the Securities Act of 1933, as amended, throughout all periods relevant to this opinion.

          C. All offers and sales of the Shares will be in compliance with the securities laws of the states having jurisdiction thereof.

          D. The total number of the Shares to be issued or delivered in exchange for the outstanding shares of the Common Stock of Auburn and upon the exercise of options to acquire the Common Stock of Auburn that are assumed by ValliCorp will, upon issuance or delivery, represent less than twenty percent (20%) of the voting power and total number of shares of ValliCorp outstanding immediately prior to the effective date of the merger of Auburn with and into ValliCorp.

          E. The stock certificates representing the Shares will comply with Delaware law and will be duly executed and delivered upon issuance.

          F. A sufficient number of authorized and unissued Shares or Shares held in ValliCorp's treasury will continue to be available.

          G. Shares delivered from ValliCorp's treasury will have been validly issued, fully paid and nonassessable upon the original issuance thereof.

          The opinion hereafter expressed is subject to the following qualifications:
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Mr. J. Mike McGowan                                                       Page 3
June 18, 1996


          (a) My opinion below is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

          (b) I disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

          (c) My opinion below is limited to the effect of the Delaware General Corporation Law and of the federal laws of the United States; accordingly, I express no opinion with respect to the laws of any other jurisdiction, or the effect thereof, on the transactions contemplated by the Registration Statement.

          Based upon and subject to the foregoing, and subject to the consummation of the additional actions contemplated in the Registration Statement, as finally amended, and the Agreement that are required to be taken prior to the issuance or delivery of the Shares, and the receipt of all regulatory approvals and authorizations required to be obtained in connection with the merger of Auburn with and into ValliCorp, the Shares, when issued or delivered, will be validly issued, fully paid and nonassessable.

          This opinion letter is furnished to you in connection with the registration of the Shares. Except as provided in this opinion letter, without my prior written consent, this opinion letter may not be: (i) quoted in whole or in part or otherwise referred to in any report or document, or (ii) furnished (the original or copies thereof) to any party. Notwithstanding the preceding sentence, I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Proxy Statement-Prospectus which is included as a part of the Registration Statement.

                                          Sincerely,



                                          E. L. Herbert
                                          Executive Vice President
                                          General Counsel

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